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                                                                    EXHIBIT 4.5

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

         AMENDMENT NO. 3, dated as of March 22, 2002 (this "Amendment"), to the Rights Agreement, dated as of June 26, 1992, as amended (the "Rights Agreement"), between Spacelabs Medical, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., successor to First Chicago Trust Company of New York, as rights agent (the "Rights Agent").

                                   WITNESSETH

         WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

         WHEREAS, no Distribution Date (as defined in Section 3(b) of the Rights Agreement) has occurred as of the date of this Amendment; and

         WHEREAS, Section 26 of the Rights Agreement provides that (i) prior to the Distribution Date (as such term is defined in the Rights Agreement), the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without approval of any holder of the Rights and (ii) any supplement or amendment duly approved by the Company shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent; and

         WHEREAS, the Company has directed that the Rights Agreement be amended as described herein to extend the Expiration Date (as such term is defined in the Rights Agreement) for an additional term of ten years;

         NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

         1. Section 7(a) of the Rights Agreement is hereby amended by replacing the date "June 30, 2002" in the seventh line thereof with the date "June 30, 2012."

         2. This Amendment shall be deemed to be in force and effective immediately. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         3. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

         4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.




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         5.       In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.




ATTEST:                              SPACELABS MEDICAL, INC.



By        /s/ Clay West                 By     /s/ Eugene V. DeFelice
         -------------------------            -------------------------------
         Name:Clay West                       Name:Eugene V. DeFelice
         Title:Assoc. General Counsel         Title:Vice President, General
                                                    counsel and Secretary


ATTEST:                              EQUISERVE TRUST COMPANY, N.A.




By        /s/ Randi Galan                 By   /s/ Thomas A. Ferrari
         -------------------------            -------------------------------
         Name:Randi Galan                      Name:Thomas A. Ferrari
         Title:Senior Account Manager          Title:Senior Managing Director











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